UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 15

Certification and Notice of Termination of Registration under Section 12(g)
of the Securities Exchange Act of 1934 or Suspension of Duty to File Under
Sections 13 and 15(d) of the Securities Exchange Act of 1934.

Commission File Number: 333-106925

Wachovia Bank, N.A. as Trustee under a Pooling and Servicing Agreement dated as of
January 1, 2004 providing for the issuance of Structured Assets Securities Corporation
Mortgage Pass-Through Certificates Series 2004-2AC.
____________________________________________________________________________________________
(Exact name of registrant as specified in its charter

c/o Wachovia Bank, NA, 401 South Tryon Street
Charlotte, NC 28288-1179
(704) 383-6044
____________________________________________________________________________________________
(Address, including zip code and telephone number, including area code, of registrant's principal executive offices)

Structured Asset Securitization Corporation Mortgage Pass-Through Certificates, Series
2004-2AC
____________________________________________________________________________________________
(Title of each class of securities covered by this Form)

None
____________________________________________________________________________________________
(Titles of all other classes of securities for which a duty to file reports under section
13(a) or 15(d) remains)

Please place and X in the box(es) to designate the appropriate rule provision(s) relied upon to
Terminate or suspend the duty to file reports

           Rule 12g-4(a)(1)(i)

                                                                 Rule 12h-3(b)(1)(i)
           Rule 12g-4(a)(1)(ii)

                                                                 Rule 12h-3(b)(1)(ii)
           Rule 12g-4(a)(2)(i)

                                                                 Rule 12h-3(b)(2)(i)
           Rule 12g-4(a)(2)(ii)          X                                                                 Rule 12h-3(b)(2)(ii)
                                                                                                           Rule 15d-6                    X

Approximate number of holders of record as of the certification or notice date:    11

Pursuant to the requirements of the Securities Exchange Act of 1934 Structured Asset Securitization Corporation Mortgage Pass-Through Certificates,
Series 2004-2AC has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Wachovia Bank, NA, in its capacity as trustee under the trust agreement on behalf of Structured Asset Securities Corporation, Registrant

Date: January 14, 2005                                                                             By: /s/ Jeff Noftsger
                                                                                                   Name:   Jeff Noftsger
                                                                                                   Title:  Vice President